Changes in Registrant's certifying accountant
On August 14, 2017, KPMG LLP ('KPMG') resigned, at the request of Western Asset Institutional Liquid Reserves, Western Asset Institutional U.S. Treasury Reserves, Western Asset Institutional Government Reserves, Western Asset Institutional U.S. Treasury Obligations Money Market Fund, and Western Asset Select Tax Free Reserves (the 'Funds'), as the independent registered public accounting firm to the Funds, upon completion of the audit of the Funds' financial statements as of and for the fiscal period ended August 31, 2017 and the issuance of their report thereon, dated October 16, 2017 (Western Asset Institutional Liquid Reserves), October 17, 2017 (Western Asset Institutional U.S. Treasury Reserves), October 18, 2017 (Western Asset Institutional Government Reserves), October 19, 2017 (Western Asset Institutional U.S. Treasury Obligations Money Market Fund), and October 20, 2017 (Western Asset Select Tax Free
Reserves). The Audit Committee of the Funds' Board of
Trustees participated in, and approved, the decision to change the independent registered public accounting firm. KPMG's reports on the Funds' financial statements for the fiscal periods ended August 31, 2017 and August 31, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Funds' fiscal periods ended August 31, 2017 and August 31, 2016 and the subsequent interim period through October 16, 2017
(Western Asset Institutional Liquid Reserves), October 17, 2017 (Western Asset Institutional U.S. Treasury Reserves), October 18, 2017 (Western Asset Institutional Government Reserves), October 19, 2017 (Western Asset Institutional U.S. Treasury Obligations Money Market Fund), and October 20,
2017 (Western Asset Select Tax Free Reserves), (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds' financial statements for such periods, and (ii) there were no 'reportable events' of the kind described in
Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Funds' Board of Trustees approved the engagement of PricewaterhouseCoopers LLP
('PwC') as the Funds' independent registered public accounting firm for the fiscal year ending August 31, 2018. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Funds or the Board of Trustees with the performance of the Funds' prior independent registered public accounting firm, KPMG. During the Funds' fiscal periods ended August 31, 2017 and August 31, 2016, and the subsequent interim period through October 16, 2017
(Western Asset Institutional Liquid Reserves), October 17, 2017 (Western Asset Institutional U.S. Treasury Reserves), October 18, 2017 (Western Asset Institutional Government Reserves), October 19, 2017 (Western Asset Institutional U.S. Treasury Obligations Money Market Fund), and October 20,
2017 (Western Asset Select Tax Free Reserves), neither the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange Commission is filed as an exhibit hereto.